Exhibit 1

                  Designations, Powers, Preferences and
              Rights of the 14% Convertible Preferred Stock


          (n) Out of the Company's existing authorized but unissued shares of Preferred Stock (as described above in subparagraph (b) of this Article FOURTH), Two Hundred Thousand (200,000) shares of a new series of 14% Convertible Preferred Stock, Without Par Value, $60 Stated Value, Cumulative and Redeemable, hereinafter designated as the "14% Convertible Preferred Stock", which shall have the following designations, powers, preferences and rights, and shall be subject to the following qualifications, limitations and restrictions:

          1. DESIGNATION OF STOCK. The new 14% Convertible Preferred Stock, Without Par Value, $60 Stated Value, Cumulative and Redeemable, shall bear the designation "14% Convertible Preferred Stock".

          2. NUMBER OF SHARES. The maximum number of shares of 14% Convertible Preferred Stock shall be 200,000.

          3. DIVIDENDS. Holders of record of shares of 14% Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends, payable in shares of 14% Convertible Preferred Stock, at the quarterly rate of 0.035 shares of 14% Convertible Preferred Stock per share of 14% Convertible Preferred Stock with respect to such shares outstanding as of the immediately preceding Record Date (as hereinafter defined). Such dividends shall be payable on the first business day of April, July, October and January (hereinafter referred to as a "Dividend Payment Date") commencing April 1, 1996 to persons who are holders of record on the fifteenth (15th) day of the month immediately preceding such Dividend Payment Date (a "Record Date"). Such dividends with respect to any share of 14% Convertible Preferred Stock shall accrue (whether or not declared) from the date of issue thereof. Fractional shares of 14% Convertible Preferred Stock may be issued in connection with a payment of a dividend, and any such fractional shares shall be rounded down to the nearest one-hundredth (1/100) of a share.

               So long as any of the 14% Convertible Preferred Stock is outstanding, the Company will not declare or pay or set apart for payment any dividends (other than a dividend in Common Stock or in any other class of stock ranking junior to the 14% Convertible Preferred Stock both as to dividends and upon liquidation) or make any other distribution on any class of Company stock ranking junior to the 14% Convertible Preferred Stock either as to dividends or upon liquidation and will not redeem, purchase or otherwise acquire for value, or set apart money for any sinking or other analogous fund for the redemption or purchase of, any shares of any such junior class unless all dividends on the 14% Convertible Preferred Stock for all Dividend Payment Dates prior to or concurrent with the payment with respect to any such dividend, distribution, redemption, purchase or acquisition as to such junior class (in any such case, a "Junior Payment"), and, if the Junior Payment does not occur on a Dividend Payment Date for the 14% Convertible Preferred Stock, for the next succeeding Dividend Payment Date, shall have been paid. The foregoing notwithstanding, the holders of fifty percent (50%) or more of the outstanding 14% Convertible Preferred Stock may approve any redemption or purchase of any of the securities listed above. Further, the Company may purchase its Common Stock for purposes of fulfilling payment of employee benefits or for which the Company has agreements effective prior to the issuance of the 14% Convertible Preferred Stock.

          4. LIQUIDATION. The shares of 14% Convertible Preferred Stock shall be preferred over the shares of Common Stock and any other series of Preferred Stock other than the 10% Non-Voting Preferred Stock, without par value, $10 Stated Value, Cumulative (the "10% Non-Voting Preferred Stock"), the Series A Special Preferred Stock, and the Series B Special Preferred Stock, as to assets of the Company available for distribution to its stockholders, so that in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the 14% Convertible Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other series of Preferred Stock, but only after distribution is made to the holders of the 10% Non-Voting Preferred Stock, the Series A Special Preferred Stock, and the Series B Special Preferred Stock, an amount equal to $60 per share of 14% Convertible Preferred Stock outstanding as of the date payment is made. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of 14% Convertible Preferred Stock are insufficient to pay in full the preferential amount aforesaid, then such assets, or proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amount which would be payable on such shares if all amounts payable thereon were payable in full.

               For the purposes of this paragraph 4, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company, nor the consolidation or merger of the Company with one or more other companies, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sales, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Company.

          5. CONVERSION. The shares (including fractional portions thereof) of 14% Convertible Preferred Stock shall be convertible into Common Stock, $.01 par value, of the Company ("Common Stock"), subject to adjustment as provided in paragraph 6, as follows: each share of 14% Convertible Preferred Stock is convertible into ten (10) shares of Common Stock, plus each share of 14% Convertible Preferred Stock comprising accrued and unpaid dividends with respect to such converted share concurrently shall be converted into ten (10) shares of Common Stock; provided, however, that the number of shares of Common Stock issuable upon conversion of each share of 14% Convertible Preferred Stock may be adjusted as provided in paragraph 6, and provided further that fractional shares of 14% Convertible Preferred Stock may be converted into the number of whole shares of Common Stock derived by multiplying the amount of fractional shares of 14% Convertible Preferred Stock by 10 and rounding down to the nearest whole share of Common Stock. Holders of 14% Convertible Preferred Stock may convert each share of 14% Convertible Preferred Stock at any time or from time to time after the date of issuance of such shares and prior to the Redemption Date (as hereinafter defined). Each share of 14% Convertible Preferred Stock shall be deemed to have been converted ("Conversion Date") when the Company shall have received a written notice of conversion from the holder thereof specifying the number of shares of 14% Convertible Preferred Stock being converted and accompanied by the share certificate or certificates representing such shares being converted thereby, duly endorsed to reflect the conversion thereof; whereupon the Company shall issue ten (10) shares of its Common Stock ("Conversion Shares") for each share of 14% Convertible Preferred Stock delivered for conversion, plus ten (10) shares of Common Stock for each share of 14% Convertible Preferred Stock comprising accrued and unpaid dividends, if any, on the shares of 14% Convertible Preferred Stock delivered for conversion, plus the shares of Common Stock into which fractional shares of 14% Convertible Preferred Stock are convertible as provided above, each subject to adjustment as provided in paragraph 6 hereof. The Company shall deliver to the holder named therein a certificate or certificates representing the Conversion Shares within fifteen (15) days of the Conversion Date. Unless all of the 14% Convertible Preferred Stock evidenced by the surrendered certificate shall have been converted, the Company shall within fifteen
               (15) days of the Conversion Date deliver to the holder named therein a new certificate, substantially identical to that surrendered, representing the 14% Convertible Preferred Stock formerly represented by the surrendered certificate which shall not have been converted or redeemed.

          6. CONVERSION ADJUSTMENTS. If at any time or from time to time the Company shall by stock dividend, subdivision, combination, or reclassification of shares or otherwise, change as a whole the outstanding shares of Common Stock into a different number or class of shares, the number of shares issuable upon conversion of shares of 14% Convertible Preferred Stock, immediately prior to the date upon which such change shall become effective, shall be proportionately adjusted. Irrespective of any adjustment or change in the number of shares of Common Stock actually issuable upon conversion hereof, the certificate theretofore and thereafter issued with respect to any shares of 14% Convertible Preferred Stock may continue to express the number of shares issuable with respect to the 14% Convertible Preferred Stock when initially issued. In the case of the issuance of additional shares of Common Stock as a dividend, the aggregate number of shares of Common Stock issued in payment of such dividend shall be deemed to have been issued at the close of business on the record date fixed for the determination of shareholders entitled to such dividend and shall be deemed to have been issued without consideration; provided, however, that if the Company, after fixing such record date, shall legally abandon its plan to so issue Common Stock as a dividend, no adjustment shall be required by reason of the fixing of such record date.

               If at any time while shares of the 14% Convertible Preferred Stock are outstanding the Company effects any consolidation or merger with any other corporation or entity, the holders of the 14% Convertible Preferred Stock shall thereafter be entitled upon such conversion to acquire, with respect to each share of Common Stock issuable hereunder immediately prior to the date upon which such consolidation or merger shall become effective, the securities or property to which a holder of one share of Common Stock would have been entitled upon such consolidation or merger, or without further consideration other than the delivery of the certificate or certificates representing the 14% Convertible Preferred Stock upon such consolidation or merger.

          7. REDEMPTION. The Company may redeem at any time, and from time to time, upon delivery of written notice of such redemption to the holder thereof, shares of 14% Convertible Preferred Stock and accrued and unpaid dividends thereon at a redemption price of $60 per share for each share redeemed, with a proportionate amount for each fractional share (the "Redemption Price"). The holder of each share of 14% Convertible Preferred Stock shall have the right to convert the 14% Convertible Preferred Stock into Common Stock in accordance with the provisions of paragraph 5 hereof within twenty (20) days of receipt of the notice of such redemption. The twenty-first day after receipt of such notice of redemption shall be the "Optional Redemption Date." On June 30, 2000 (the "Mandatory Redemption Date"), the Company shall redeem all of the shares of 14% Convertible Preferred Stock then outstanding and all accrued and unpaid dividends thereon, at the Redemption Price.

               Upon the earlier of the Optional Redemption Date or the Mandatory Redemption Date (a "Redemption Date") (provided that payment thereof is made available by the Company on the Redemption Date) holders of the 14% Convertible Preferred Stock to be redeemed on such date shall cease to be stockholders with respect to such shares and thereafter such shares shall no longer be transferable on the books of the Company and holders of the 14% Convertible Preferred Stock shall have no interest in or claim against the Company with respect to such shares except the right to receive payment of the Redemption Price. The Board of Directors shall cause the transfer books of the Company to be closed as to shares to be redeemed. Any redemption of the 14% Convertible Preferred Stock shall be accomplished with funds legally available for such purpose.

          8. VOTING. Except as provided by law, the holders of shares of 14% Convertible Preferred Stock shall have no voting rights whatsoever.